UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
May 25, 2011
WATSON PHARMACEUTICALS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Nevada	001-13305	95-3872914

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Morris Corporate Center III 400 Interpace Parkway Parsippany, New Jersey	07054

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (862) 261-7000
(Former name or former address, if changed since last report): Not applicable.
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On May 25, 2011, Watson Pharmaceuticals, Inc., a Nevada corporation (“Watson”), and each of the shareholders (together, the “Sellers”) of Paomar PLC (“Paomar”), a company incorporated under the laws of Cyprus and the owner of 100 percent of the shares of Specifar Commercial Industrial Pharmaceutical, Chemical and Construction Exploitations Societe Anonyme (ABEE) (“Specifar”), a company organized under the laws of Greece, entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) pursuant to which Watson purchased all of the outstanding equity of Paomar (the “Stock Purchase”). Pursuant to the Stock Purchase Agreement, in exchange for the outstanding equity of Paomar, Watson paid to the Sellers EUR 400 million (approximately $562 million) in cash at a closing (the “Closing”) that occurred simultaneously with the signing of the Stock Purchase Agreement. The purchase price paid at Closing is subject to a customary working capital adjustment. In addition, the Stock Purchase Agreement provides that the Sellers will have the right to receive certain contingent consideration (not to exceed an aggregate total of EUR 40 million) after the Closing based on the gross profits on sales of Esomeprazole tablets developed by Specifar during its first five years of sales in countries including major markets in Europe, Asia and Latin America, as well as in Canada. Of the EUR 400 million paid to the Sellers at the Closing, EUR 40 million has been placed in an indemnity escrow account. On the earlier of the date that is 3 months following the launch of Specifar’s Esomeprazole product in France or 2 years following the Closing, the Sellers will be entitled to receive any amounts remaining in the escrow account that are not subject to then existing indemnity claims by Watson. The Sellers’ maximum liability for indemnification claims under the Stock Purchase Agreement is capped at an aggregate total of EUR 100 million (other than with respect to claims relating to certain fundamental Sellers’ warranties, including having title to the shares being sold and due authorization to enter into the transaction, for which the Sellers’ maximum liability is capped at the purchase price).
     In addition to the Stock Purchase Agreement, the parties also entered into a Tax Deed, dated May 25, 2011 (the “Tax Deed”), pursuant to which the Sellers are jointly and severally liable to pay Watson an amount equal to certain tax liabilities including certain tax liabilities of Paomar or any of its subsidiaries, including Specifar, arising prior to the Closing, and certain tax liabilities arising as a result of the sale of Paomar (in each case, subject to certain limitations and exclusions). Under the Tax Deed, the Sellers will remain liable for such tax-related liabilities until the expiry of any applicable statutory limitation period, provided that their maximum liability (including liabilities under the Stock Purchase Agreement) is severally capped at an aggregate total of EUR 100 million (which amount is subject to reduction two years following the Closing, although certain liabilities of the Sellers relating to tax liabilities arising as a result of the sale of Paomar are not capped).
     The foregoing description of the Stock Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Stock Purchase Agreement (attached as Exhibit 1.1 hereto and incorporated herein by reference). The Stock Purchase Agreement has been included to provide investors with information regarding its terms, however it is not intended to provide any other factual information about Watson, Paomar, Specifar or the Sellers. The foregoing description of the Tax Deed does not purport to be complete.

Item 2.01. Completion of Acquisition or Disposition of Assets
     The disclosures contained under Item 1.01 are incorporated by reference herein.
Item 8.01. Other Events
     On May 25, 2011, Watson issued a press release announcing the Stock Purchase. A copy of this press release is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits:

Exhibit No.	Exhibit
2.1*	Stock Purchase Agreement, dated as of May 25, 2011, by and among Watson Pharmaceuticals, Inc., a Nevada corporation, and each of the shareholders of Paomar PLC, a company incorporated under the laws of Cyprus and the owner of 100 percent of the shares of Specifar Commercial Industrial Pharmaceutical, Chemical and Construction Exploitations Societe Anonyme (ABEE), a company organized under the laws of Greece.

99.1	Press Release issued by Watson Pharmaceuticals, Inc. on May 25, 2011.

*	Schedules omitted pursuant to Item 601(b)(2) of Regulation S-K. Watson agrees to furnish supplementally a copy of any omitted schedule upon request by the Commission.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 26, 2011	WATSON PHARMACEUTICALS, INC.
	By:	/s/ David A. Buchen
		Name:	David A. Buchen
		Title:	Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Exhibit
2.1*	Stock Purchase Agreement, dated as of May 25, 2011, by and among Watson Pharmaceuticals, Inc., a Nevada corporation, and each of the shareholders of Paomar PLC, a company incorporated under the laws of Cyprus and the owner of 100 percent of the shares of Specifar Commercial Industrial Pharmaceutical, Chemical and Construction Exploitations Societe Anonyme (ABEE), a company organized under the laws of Greece.

99.1	Press Release issued by Watson Pharmaceuticals, Inc. on May 25, 2011.

*	Schedules omitted pursuant to Item 601(b)(2) of Regulation S-K. Watson agrees to furnish supplementally a copy of any omitted schedule upon request by the Commission.